Heartland Payment Systems
90 Nassau Street
Princeton, NJ 08542
888.798.3131
HeartlandPaymentSystems.com

Samir Zabaneh Joins Heartland Payment Systems® as CFO

Princeton, N.J., April 7, 2014 - Samir Zabaneh has joined Heartland Payment Systems (NYSE: HPY), one of the nation’s largest payment processors and a leading provider of merchant business solutions, as Chief Financial Officer (CFO). He will be responsible for providing overall strategic and operational direction of the company’s finance department including reporting, treasury, taxation and corporate planning and development, as well as investor relations. As a key operating executive, Samir will also work directly with the CEO and senior management to help develop innovative business solutions and strategies to ensure corporate objectives are achieved.

“Samir has proven his outstanding skills as a financial and business leader with many organizations, most recently in our industry. Heartland is very pleased to welcome him to our company,” said Robert O. Carr, Chairman and CEO of Heartland. “We are confident that Samir’s sound financial management skills will help drive Heartland’s business growth and success in the coming years.”

Prior to joining Heartland, Samir served as Chief Financial and Strategy Officer as well as Chief Operating Officer for Moneris Solutions Corporation, Canada’s leading payment processor, based in Toronto. Prior to joining Moneris, Samir also held various leadership roles with Fortress Investment Group, Q9 Networks, Inc., CIT/Newcourt Capital, Inc., PwC, and Ernst & Young.

Samir graduated from Northeastern University, Boston, with a Bachelor of Science degree in accounting. He also earned a Master of Science degree in finance from Boston College, and an MBA degree from Suffolk University, Boston. Samir is a member of the American Institute of Certified Public Accountants.

About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE:HPY), the fifth largest payments processor in the United States, delivers credit/debit/prepaid card processing, mobile commerce, e-commerce, marketing solutions, security technology, payroll solutions, and related business solutions and services to more than 275,000 business and educational locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. Heartland also established The Sales Professional Bill of Rights to advocate for the rights of sales professionals everywhere. More detailed information can be found at HeartlandPaymentSystems.com, HeartlandPaymentSystems.com/Careers, Heartlandpaymentsystems.com/Blog or follow the company on Twitter@HeartlandHPY and Facebook at facebook.com/HeartlandHPY

Contact:
Elizabeth McDonnell
Gibbs & Soell
212-697-2600
emcdonnell@gibbs-soell.com